Exhibit 99.1

Franklin Financial Network Announces Record First-Quarter Earnings Per Diluted Share Of $0.56 On Total Revenues Of $25.6 Million

FRANKLIN, Tenn., April 26, 2016 /PRNewswire/ -- Franklin Financial Network, Inc. (NYSE: FSB), the parent company (the "Company") of Franklin Synergy Bank (the "Bank") today announced financial results for the first quarter ended March 31, 2016. For the quarter, net income available for common shareholders was $6.2 million, a 99.9% increase from $3.1 million for the first quarter of 2015. Earnings per diluted share increased 51.4% to $0.56 for the first quarter of 2016 from $0.37 for the first quarter last year. Diluted weighted average common shares outstanding, including participating securities, increased 33.3% for the first quarter of 2016 compared with the first quarter of 2015, primarily due to the Company's initial public offering of common stock on March 26, 2015.

Highlights for the first quarter of 2016 include:

  Total revenues were $25.6 million, a 49.6% increase from first-quarter 2015 and a 44.5% annualized increase from the fourth quarter of 2015.
  Total loans increased $115.7 million, or at an annualized rate of 35.1%, during the first quarter, with further diversification of the loan portfolio achieved from increased business and healthcare lending.
  Credit quality continues to perform well, with nonperforming loans improving to 0.12% of total loans, excluding loans held for sale; the allowance for loan losses totaling 0.89% of total loans, excluding loans held for sale; and net charge offs totaling 0.01% of average loans for the quarter.
  Return on average assets improved to a record 1.12% for the first quarter, and return on average tangible common equity rose to a record 14.36%.
  The efficiency ratio improved to 52.91%, compared with 62.59% and 54.95% for the first and fourth quarters of 2015, respectively.

Commenting on the announcement, Richard Herrington, the Company's Chairman, President and Chief Executive Officer, said, "The Bank had a great start to 2016, with continued strong loan growth, solid asset quality and increasing economies of scale driving substantial profitable growth for the first quarter. Economic indicators in Middle Tennessee have continued to improve at a significant pace, and Williamson County has enjoyed the highest percentage job growth among large counties in the nation. We believe we are well-positioned to leverage these trends further in 2016 by selectively expanding our banking teams with the addition of highly experienced local bankers, as we have done in 2015 and in the current year-to-date. In addition, with improved access to capital over the past year and an increase in our lending limits, our competitive market position has also improved. Our results are indicative of the successful execution - and the potential - of our growth strategies, which we intend to continue in 2016."

Balance Sheet Growth and Asset Quality

  Total assets increased 52.4% to $2.3 billion at March 31, 2016 from the end of the first quarter last year and 24.4% annualized from the end of 2015.
  Total loans grew to $1.4 billion at the end of the first quarter, up 59.8% or $536.6 million from the end of the first quarter of 2015 and 35.1% annualized or $115.7 million from the end of 2015.
  Loan growth from the end of the first quarter last year was primarily due to an increase of $209.9 million in business loans, which included $148.3 million in healthcare loans, $147.9 million in commercial real estate loans and $204.8 million in construction loans.
  With the growth in business lending following the introduction of the healthcare lending team in the second quarter of 2015, the Bank's loan diversification has increased, with total real estate lending at 77.7% and business loans at 21.8% of total loans at March 31, 2016 compared with 87.5% and 11.3%, respectively, at the end of the first quarter of 2015.
  At March 31, 2016, nonperforming loans improved to 0.12% of total loans, excluding loans held for sale, compared with 0.14% and 0.25% for the first and fourth quarters of 2015.  Nonperforming assets improved to 0.14% of total loans, excluding loans held for sale, plus foreclosed assets, compared with 0.19% and 0.27% for the first and fourth quarters of 2015. The allowance for loan losses was 0.89% of total loans, excluding loans held for sale, compared with 0.84% and 0.89% for the first and fourth quarters of 2015, while net charge offs were 0.01% of average loans, compared with 0.00% and 0.01% respectively.
  Deposits increased 53.6% to $2.0 billion at March 31, 2016 from March 31, 2015 and 30.8% annualized from December 31, 2015. Non-interest bearing deposits increased 28.9% and 55.4% annualized on a comparable and sequential quarter basis, respectively, and interest bearing deposits increased 57.1% and 28.1% annualized on a comparable and sequential quarter basis. Average cost of interest bearing liabilities was 0.71% for the first quarter of 2016, up eight basis points from the first quarter last year and four basis points from the fourth quarter of 2015.
  On March 31, 2016, the Company completed an underwritten offering of $40 million of unsecured, fixed-to-floating rate Subordinated Notes due 2026.  Approximately $10 million of the net proceeds from the offering were used to pay down a line of credit, which the Company used on March 25, 2016, to redeem the outstanding shares of its Small Lending Business Fund Series A Preferred Stock. The remaining net proceeds are available for general corporate purposes.

Profitability

  Net interest income for the first quarter of 2016 increased 58.6% to $19.3 million from the first quarter of 2015 and 48.4% annualized from the fourth quarter last year. Compared with the first quarter last year, the growth in net interest income reflected strong growth in interest earning assets. On a sequential-quarter basis, the growth was primarily attributable to strong loan growth, as growth in securities moderated, with cash being deployed to fund loan growth.
  Net interest margin, adjusted for tax equivalent yield, was 3.70% for the first quarter of 2016, up five basis points from the first quarter last year and 15 basis points from the fourth quarter of last year.
  Noninterest income for the first quarter of 2016 was $3.1 million, a 3.9% decline from $3.2 million for the same prior-year quarter and an 11.9% annualized increase from the fourth quarter of 2015. On a comparable-quarter basis, the decline primarily reflected a 25.3% decline in the gain on the sale of securities.  The increase for the sequential quarters was driven by a 64.1% annualized increase in net gains on sale of loans, reflecting an increase in mortgage loan volume.
  Noninterest expense rose 23.0% to $11.8 million for the first quarter of 2016 from the first quarter of 2015 and 26.4% annualized from the fourth quarter of 2015. While these increases primarily reflected higher costs associated with the Company's substantial growth, they also demonstrate the impact of increasing economies of scale from revenue-driven growth. As a result, the Company's efficiency ratio improved to 52.91% for the first quarter of 2016, compared with 62.59% and 54.95% for the first and fourth quarters of 2015, respectively.
  Provision expense was $1.1 million for the first quarter of 2016, an increase of 81.8% from the first quarter last year and an improvement of 39.4% from the fourth quarter of 2015.
  The Company's effective income tax rate improved to 33.6% for the first quarter of 2016 compared with 38.9% and 35.4% for the first and fourth quarters of 2015, primarily due to an increase in municipal debt in the securities portfolio.

Webcast and Conference Call Information

The Company will host a webcast and conference call at 9:00 a.m. (CT) on Wednesday, April 27, 2016, to discuss operating and financial results for the first quarter of 2016. To access the call for audio only, please call1-844-378-6480. For the presentation and streaming audio, please access the webcast on the investor relations page of Franklin Synergy Bank's website at www.FranklinSynergyBank.com. For those unable to participate in the webcast, it will be archived for one year, with audio available for 90 days.

Safe Harbor for Forward-Looking Statements

This media release contains forward-looking statements. Such statements include, but are not limited to, projected sales, gross margin and net income figures, the availability of capital resources, and plans concerning products and market acceptance. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein.

Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.

About the Company

Franklin Financial Network, Inc. is a financial holding company headquartered in Franklin, Tennessee. The Company's wholly owned bank subsidiary, Franklin Synergy Bank, a Tennessee-chartered commercial bank founded in November 2007 and a member of the Federal Reserve System, provides a full range of banking and related financial services with a focus on service to small businesses, corporate entities, local governments and individuals. With consolidated total assets of $2.3 billion at March 31, 2016, the Bank currently operates through 12 branches and one loan production office in the demographically attractive and growing Williamson and Rutherford Counties within the Nashville metropolitan statistical area. Additional information about the Company, which is included in the NYSE Financial-100 Index, and the FTSE Russell 2000 Index, is available at www.FranklinSynergyBank.com.

FRANKLIN FINANCIAL NETWORK
CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share data)	March 31, 2016	December 31, 2015
	(Unaudited)
ASSETS
Cash and due from financial institutions	$ 62,054	$ 52,394
Certificates of deposit at other financial institutions	1,065	250
Securities available for sale	589,274	575,838
Securities held to maturity (fair value 2016—$163,724 and 2015—$161,969)	157,507	158,200
Loans held for sale, at fair value	11,680	14,079
Loans	1,421,943	1,303,826
Allowance for loan losses	(12,676)	(11,587)

Net loans	1,409,267	1,292,239

Restricted equity securities, at cost	8,024	7,998
Premises and equipment, net	8,076	7,640
Accrued interest receivable	7,037	7,299
Bank owned life insurance	22,780	22,619
Deferred tax asset	5,215	9,430
Buildings held for sale	—	1,640
Foreclosed assets	200	200
Servicing rights, net	3,420	3,455
Goodwill	9,124	9,124
Core deposit intangible, net	1,894	2,043
Other assets	3,477	3,344

Total assets	$ 2,300,094	$ 2,167,792

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Non-interest bearing	$ 201,161	$ 176,742
Interest bearing	1,752,412	1,637,297

Total deposits	1,953,573	1,814,039
Federal funds purchased and repurchase agreements	49,593	101,086
Federal Home Loan Bank advances	57,000	57,000
Subordinated notes	38,843	—
Accrued interest payable	936	644
Other liabilities	8,239	6,207

Total liabilities	2,108,184	1,978,976
Shareholders' equity
Preferred stock, no par value: 1,000,000 shares authorized; Senior non-cumulative preferred stock, no par value, $10,000 liquidation value: Series A, 10,000 shares authorized; no shares outstanding and 10,000 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	—	10,000
Common stock, no par value; 20,000,000 shares authorized; 10,586,592 and 10,571,377 issued at March 31, 2016 and December 31, 2015, respectively	148,135	147,784
Retained earnings	37,562	31,352
Accumulated other comprehensive income	6,213	(320)

Total shareholders' equity	191,910	188,816

Total liabilities and shareholders' equity	$ 2,300,094	$ 2,167,792

FRANKLIN FINANCIAL NETWORK, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(Amounts in thousands, except per share data)	Three Months Ended March 31,
	2016	2015
Interest income and dividends
Loans, including fees	$ 17,742	$ 11,154
Securities:
Taxable	3,528	2,665
Tax-Exempt	1,122	20
Dividends on restricted equity securities	103	67
Federal funds sold and other	66	20

Total interest income	22,561	13,926

Interest expense
Deposits	3,077	1,633
Federal Home Loan Bank advances	109	65
Federal funds purchased and repurchase agreements	86	71
Subordinated notes and other borrowings	13	—

Total interest expense	3,285	1,769

Net interest income	19,276	12,157
Provision for loan losses	1,136	625

Net interest income after provision for loan losses	18,140	11,532

Noninterest income
Service charges on deposit accounts	49	16
Other service charges and fees	633	618
Net gains on sale of loans	1,608	1,647
Wealth management	368	286
Loan servicing fees, net	42	43
Gain on sale of securities	310	415
Net gain on sale and write-down of foreclosed assets	3	6
Other	72	184

Total noninterest income	3,085	3,215

Noninterest expense
Salaries and employee benefits	6,517	5,681
Occupancy and equipment	1,807	1,579
FDIC assessment expense	413	214
Marketing	217	220
Professional fees	1,094	359
Other	1,783	1,568

Total noninterest expense	11,831	9,621

Income before income tax expense	9,394	5,126
Income tax expense	3,161	1,994

Net income	6,233	3,132
Dividends paid on Series A preferred stock	(23)	(25)

Net income available to common shareholders	$ 6,210	$ 3,107

Earnings per share:
Basic	$ 0.59	$ 0.39
Diluted	0.56	0.37

FRANKLIN FINANCIAL NETWORK, INC.
AVERAGE BALANCES(7) — ANALYSIS OF YIELDS & RATES (UNAUDITED)
(Amounts in thousands, except percentages)

	Three Months Ended March 31,
	2016			2015
	Average Balance	Interest Inc / Exp	Average Yield / Rate	Average Balance	Interest Inc / Exp	Average Yield / Rate
ASSETS:
Loans(1)(6)	$ 1,364,467	$ 17,759	5.23%	$ 845,437	$ 11,154	5.35%
Securities available for sale(6)	588,885	3,745	2.56%	408,189	2,321	2.31%
Securities held to maturity(6)	157,839	1,628	4.15%	52,513	364	2.81%
Certificates of deposit at other financial institutions	1,044	3	1.16%	250	1	1.62%
Federal funds sold and other(2)	65,670	166	1.02%	44,962	86	0.78%

TOTAL INTEREST EARNING ASSETS	$ 2,177,905	$ 23,301	4.30%	$ 1,351,351	$ 13,926	4.18%
Allowance for loan losses	(11,967)			(7,043)
All other assets	80,544			69,350

TOTAL ASSETS	$ 2,246,482			$ 1,413,658
LIABILITIES & SHAREHOLDERS' EQUITY
Deposits:
Interest checking	$ 334,065	$ 326	0.39%	$ 301,147	$ 174	0.23%
Money market	569,084	869	0.61%	394,082	585	0.60%
Savings	45,810	42	0.37%	30,615	35	0.46%
Time deposits	804,719	1,840	0.92%	340,509	839	1.00%
Federal Home Loan Bank advances	57,000	109	0.77%	23,133	65	1.14%
Federal funds purchased and other(3)	53,787	86	0.64%	42,871	71	0.67%
Subordinated notes and other borrowings	1,099	13	4.76%	—	—	—

TOTAL INTEREST BEARING LIABILITIES	$ 1,865,564	$ 3,285	0.71%	$ 1,132,357	$ 1,769	0.63%
Demand deposits	177,449			150,108
Other liabilities	9,086			5,895
Total shareholders' equity	194,383			125,298

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 2,246,482			$ 1,413,658
NET INTEREST SPREAD(4)			3.59%			3.55%
NET INTEREST INCOME		$ 20,016			$ 12,157
NET INTEREST MARGIN(5)			3.70%			3.65%

(1) Loan balances include both loans held in the Bank's portfolio and mortgage loans held for sale and are net of deferred origination fees and costs. Non-accrual loans are included in total loan balances.

(2) Includes federal funds sold, capital stock in the Federal Reserve Bank and Federal Home Loan Bank, and interest-bearing deposits at the Federal Reserve Bank and the Federal Home Loan Bank.
(3) Includes repurchase agreements.
(4) Represents the average rate earned on interest-earning assets minus the average rate paid on interest-bearing liabilities.
(5) Represents net interest income (annualized) divided by total average earning assets.

(6) Interest income and rates for 2016 include the effects of tax-equivalent adjustments to adjust tax-exempt interest income on tax-exempt loans and investment securities to a fully taxable basis. Due to immateriality, interest income and rates for 2015 exclude the effects of tax-equivalent adjustments to adjust tax-exempt interest income on tax-exempt loans and investment securities to a fully taxable basis.

(7) Averages balances are average daily balances.

FRANKLIN FINANCIAL NETWORK, INC.
SUMMARY QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)
(Amounts in thousands, except per share data and percentages)

	As of and for the three months ended
	Mar 31, 2016	Dec 31, 2015	Sept 30, 2015	Jun 30, 2015	Mar 31, 2015
Income Statement Data ($):
Interest income	22,561	20,081	19,301	15,413	13,926
Interest expense	3,285	2,886	2,565	2,086	1,769
Net interest income	19,276	17,195	16,736	13,327	12,157
Provision for loan losses	1,136	1,876	1,724	805	625
Noninterest income	3,085	2,992	3,798	2,851	3,215
Noninterest expense	11,831	11,094	10,853	10,572	9,621
Net income before taxes	9,394	7,217	7,957	4,801	5,126
Income tax expense	3,161	2,553	2,807	1,667	1,994
Net income	6,233	4,664	5,150	3,134	3,132
Net income available to common shareholders	6,210	4,639	5,125	3,109	3,107
Earnings per share, basic	0.59	0.44	0.49	0.30	0.39
Earnings per share, diluted	0.56	0.41	0.46	0.28	0.37
Profitability (%)
Return on average assets	1.12	0.89	1.07	0.79	0.90
Return on average equity	12.90	9.82	11.25	7.00	10.14
Return on average tangible common equity	14.36	11.01	12.70	7.89	12.18
Efficiency ratio	52.91	54.95	52.85	65.35	62.59
Net interest margin(1)	3.56	3.39	3.60	3.51	3.65
Balance Sheet Data ($):
Loans (including HFS)	1,433,623	1,317,905	1,138,492	979,033	897,001
Loan loss reserve	12,676	11,587	9,744	8,016	7,308
Cash	62,054	52,394	47,658	43,413	48,580
Securities	746,781	734,038	756,554	681,999	507,170
Goodwill	9,124	9,124	9,124	9,124	9,124
Intangible assets (Sum of core deposit intangible and SBA servicing rights)	1,946	2,107	2,249	2,414	2,585
Assets	2,300,094	2,167,282	2,002,538	1,766,752	1,509,430
Deposits	1,953,573	1,814,039	1,714,594	1,491,986	1,271,602
Liabilities	2,108,184	1,978,466	1,814,928	1,589,671	1,330,889
Total equity	191,910	188,816	187,610	177,081	178,541
Common equity	191,910	178,816	177,610	167,081	168,541
Tangible common equity	180,840	167,586	166,237	155,543	156,832
Asset Quality (%)
Nonperforming loans/ total loans(2)	0.12	0.25	0.07	0.10	0.14
Nonperforming assets / (total loans(2) + foreclosed assets)	0.14	0.27	0.09	0.12	0.19
Loan loss reserve / total loans(2)	0.89	0.89	0.87	0.83	0.84
Net charge-offs / average loans	0.01	0.01	0.00	0.04	0.00
Capital (%)
Tangible common equity to tangible assets	7.90	7.77	8.35	8.86	10.47
Leverage ratio(3)	7.41	8.48	8.90	10.38	11.41
Common Equity Tier 1 ratio(3)	9.27	10.08	11.03	12.52	14.01
Tier 1 risk-based capital ratio(3)	9.27	10.51	11.52	13.09	14.95
Total risk-based capital ratio(3)	12.22	11.21	12.18	13.74	15.64

(1) Net interest margins shown in the table above do not include tax-equivalent adjustments.
(2) Total loans in this ratio exclude loans held for sale.

(3) Capital ratios come from the Company's regulatory filings with the Board of Governors of the Federal Reserve System, and for March 31, 2016 the ratios are estimates since the Company's quarterly regulatory reports have not yet been filed.

GAAP Reconciliation and Management Explanation of Non-GAAP Financial Measures

Some of the financial data included in our selected historical consolidated financial information are not measures of financial performance recognized by GAAP. Our management uses these non-GAAP financial measures in its analysis of our performance:

  "Common shareholders' equity" is defined as total shareholders' equity at end of period less the liquidation preference value of the preferred stock;
  "Tangible common shareholders' equity" is common shareholders' equity less goodwill and other intangible assets;
  "Total tangible assets" is defined as total assets less goodwill and other intangible assets;
  "Other intangible assets" is defined as the sum of core deposit intangible and SBA servicing rights;
  "Tangible book value per share" is defined as tangible common shareholders' equity divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets;
  "Tangible common shareholders' equity ratio" is defined as the ratio of tangible common shareholders' equity divided by total tangible assets. We believe that this measure is important to many investors in the marketplace who are interested in relative changes from period-to period in common equity and total assets, each exclusive of changes in intangible assets;
  "Return on Average Tangible Common Equity" is defined as annualized net income available to common shareholders divided by average tangible common shareholders' equity; and
  "Efficiency ratio" is defined as noninterest expenses divided by our operating revenue, which is equal to net interest income plus noninterest income.

We believe these non-GAAP financial measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however, we acknowledge that our non-GAAP financial measures have a number of limitations. As such, you should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP financial measures that other companies use. The following reconciliation table provides a more detailed analysis of these non-GAAP financial measures:

(Amounts in thousands, except share/ per share data and percentages)	As of or for the Three Months Ended
	Mar 31, 2016	Dec 31, 2015	Sept 30, 2015	Jun 30, 2015	Mar 31, 2015
Total shareholders' equity	$ 191,910	$ 188,816	$ 187,610	$ 177,081	$ 178,541
Less: Preferred stock	—	10,000	10,000	10,000	10,000
Total common shareholders' equity	191,910	178,816	177,610	167,081	168,541
Less: Goodwill and other intangible assets	11,070	11,231	11,373	11,538	11,709
Tangible common shareholders' equity	$ 180,840	$ 167,585	$ 166,237	$ 155,543	$ 156,832
Common shares outstanding	10,586,592	10,571,377	10,524,630	10,502,671	10,465,930
Tangible book value per share	$ 17.08	$ 15.85	$ 15.80	$ 14.81	$ 14.99

Net income available to common shareholders	$ 6,210	$ 4,639	$ 5,125	$ 3,109	$ 3,107
Average tangible common equity	173,987	167,151	160,071	157,959	103,475
Return on average tangible common equity	14.36%	11.01%	12.70%	7.89%	12.18%

Efficiency Ratio:
Net interest income	$ 19,276	$ 17,195	$ 16,736	$ 13,327	$ 12,157
Noninterest income	3,085	2,992	3,798	2,851	3,215
Operating revenue	22,361	20,187	20,534	16,178	15,372
Expense
Total noninterest expense	11,831	11,094	10,853	10,572	9,621
Efficiency ratio	52.91%	54.96%	52.85%	65.35%	62.59%

Reported yield on loans(1)	5.23%	4.99%	5.60%	5.37%	5.35%
Effect of accretion income on acquired loans	(0.11%)	(0.11%)	(0.42%)	(0.32%)	(0.28%)
Adjusted yield on loans	5.12%	4.88%	5.18%	5.05%	5.07%

Reported net interest margin(1)	3.56%	3.39%	3.60%	3.51%	3.65%
Effect of accretion income on acquired loans	(0.07%)	(0.07%)	(0.24%)	(0.19%)	(0.18%)
Effect of premium amortization of acquired deposits	(0.00%)	(0.00%)	(0.00%)	(0.01%)	(0.01%)
Adjusted net interest margin	3.49%	3.32%	3.36%	3.31%	3.46%

(1) The yields and margins reported in the table above do not include any tax-equivalent adjustments.

Contact:
Aimee Punessen
Chief Marketing Officer
SVP, Public & Investor Relations
(615) 236-8329
aimee.punessen@franklinsynergy.com

Logo - http://photos.prnewswire.com/prnh/20150313/181647LOGO